As filed with the Securities and Exchange Commission on October 12, 2021

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SILVERGATE CAPITAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	33-0227337
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

4250 Executive Square, Suite 300 La Jolla, California	92037
(Address of Principal Executive Offices)	(Zip Code)

Silvergate Bank 401(k) Retirement Savings Plan

(Full Title of the Plan)

Alan J. Lane President and Chief Executive Officer Silvergate Capital Corporation 4250 Executive Square, Suite 300 La Jolla, CA 92037 (858) 362-6300	Copies to: Kevin M. Houlihan, Esq. William H. Levay, Esq. Holland & Knight LLP 800 17th Street, Suite 1100 Washington, D.C. 20006 (202) 955-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.      ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, $0.01 par value, to be issued in connection with Silvergate Bank 401(k) Retirement Savings Plan	200,000	$167.27	$33,454,000	$3,101.20

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the Silvergate Bank 401(k) Retirement Savings Plan (the “401(k) Plan”).
(2)	Pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the 401(k) Plan as a result of any future stock split, stock dividend or similar adjustment the common stock, $0.01 par value (the “Common Stock”) of Silvergate Capital Corporation (the “Registrant”).
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and h(1) of the General Rules and Regulations under the Securities Act on the basis of the average of the high and low price of a share of Common Stock as reported by the New York Stock Exchange on October 11, 2021.

Table of Contents

Page

PART I. INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS	4

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT	4

SIGNATURES	9

EXHIBIT 23.1 Consent of Crowe LLP

EXPLANATORY NOTE

This Registration Statement will be used to register shares of Class A common stock, par value of $0.01 per share (the “Common Stock”), of Silvergate Capital Corporation (the “Registrant” or the “Corporation”), as well as, plan interests to be offered or sold pursuant to the Silvergate Bank 401(k) Retirement Savings Plan (the “401(k) Plan”).

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the introductory Explanatory Note to Part I of Form S-8.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission” or “SEC”), are hereby incorporated by reference into this Registration Statement on Form S-8 (the “Registration Statement”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 8, 2021;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, filed with the Commission on May 11, 2021, and June 30, 2021, filed with the Commission on August 10, 2021;

(c)	The Registrant’s Current Reports on Form 8-K filed on January 25, 2021, February 17, 2021, March 9, 2021, June 15, 2021, July 30, 2021, August 4, 2021 (as amended by the Form 8-K/A filed on August 31, 2021) and September 27, 2021 (not including any information furnished under Items 2.02, 7.01 or 9.01 of any such Form 8-K);

(d)	The Registrant’s Proxy Statement on Schedule 14A filed with the Commission on April 15, 2021; and

(e)	The description of the Registrant’s Common Stock contained in the Registrant’s Form 8-A (File No. 001-39123), as filed with the Commission on November 4, 2019, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant or the 401(k) Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K, which information is not incorporated by reference herein) subsequent to the date of the Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated herein by reference and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Maryland General Corporation Law permits a corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those capacities, unless it is established that:

(1)	the act or omission of the director was material to the matter giving rise to such proceeding and

(A)	was committed in bad faith or

(B)	was the result of active and deliberate dishonesty;

(2)	the director actually received an improper personal benefit in money, property, or services; or

(3)	in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Maryland law permits a corporation to indemnify a present and former officer to the same extent as a director.

In addition to the foregoing, a court of appropriate jurisdiction: (1) shall order indemnification of reasonable expenses incurred by a director who has been successful, on the merits or otherwise, in the defense of any proceeding identified above, or in the defense of any claim, issue or matter in the proceeding; and (2) may under certain circumstances order indemnification of a director or an officer who the court determines is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding paragraph or has been declared liable on the basis that a personal benefit improperly received in a proceeding charging improper personal benefit to the director or the officer, provided, however, that if the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, no indemnification may be made if the director or officer is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.

The Maryland General Corporation Law also permits a corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to the proceeding by reason of his or her service in that capacity, provided that the corporation shall have received:

(1)	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

(2)	a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Corporation has provided for indemnification of directors, officers, employees and agents in Article 9 of its Articles of Incorporation, as amended (the “Charter”). This provision of the Charter reads as follows:

(A)            Personal Liability of Directors. A director of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director except to the extent that by law a director’s liability for monetary damages may not be limited.

(B)            Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgements, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permissible under Maryland law.

(C)            Advancement of Expenses. Reasonable expenses incurred by an officer, director, employee or agent of the Corporation in defending a civil or criminal action, suit or proceeding described in Section B of this Article 9 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

(D)            Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article 9 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

(E)            Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article 9.

(F)            Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 9.

(G)            Modification. The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article 9 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 9, and no amendment or termination of any trust or other fund created pursuant to Section F of this Article 9, shall alter to the detriment of such person the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

(H)            Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision of this Article 9, the Corporation shall not indemnify a director, officer, employee or agent for any liability incurred in an action, suit or proceeding initiated (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervener or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office.

The Maryland General Corporation Law authorizes a Maryland corporation to limit by provision in its Articles of Incorporation the liability of directors and officers to the corporation or to its stockholders for money damages except to the extent:

(1)	the director or officer actually receives an improper benefit or profit in money, property, or services, for the amount of the benefit or profit actually received, or

(2)	a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

The Corporation has limited the liability of its directors and officers for money damages in Article 9 of the Charter as noted above.

As permitted under Section 2-418(k) of the Maryland General Corporation Law, the Corporation has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not the Corporation would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

Exhibit
Number	Description

3.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of the Corporation’s Form S-1 Registration Statement filed with the SEC on October 28, 2019) (File No. 333-228446)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Corporation’s Form S-1 Registration Statement filed with the SEC on October 28, 2019) (File No. 333-228446)

4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Corporation’s Registration Statement on Form S-1 filed with the SEC on October 28, 2019 (File No. 333-228446)).

5.1	The Common Stock registered hereby to be offered and sold pursuant to the 401(k) Plan will be purchased in open market transactions. No opinion of counsel regarding the securities being registered is required.

23.1*	Consent of Crowe LLP

24.1	Power of Attorney (contained in the signature page hereto)

______________________________

* Exhibits filed with this Registration Statement.

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K with respect to the qualification of the 401(k) Plan, the Registrant hereby undertakes that it will submit the 401(k) Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner when required and will make any and all changes required by the IRS in order to qualify the 401(k) Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offered range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of La Jolla, State of California, on October 12, 2021.

SILVERGATE CAPITAL CORPORATION:

By:	/s/ Alan J. Lane
Alan J. Lane
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustee (or such other person who administers the 401(k) Plan) has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of La Jolla, State of California, on October 12, 2021.

SILVERGATE BANK 401(k) RETIREMENT SAVINGS PLAN

By:	/s/ John M. Bonino
John M. Bonino
Trustee

POWER OF ATTORNEY

We, the undersigned directors and officers the Registrant hereby severally constitute and appoint Alan J. Lane and John M. Bonino, and each of them individually, with full power of substitution, our true and lawful attorney-in-fact and agent, to do any and all things in our names in the capacities indicated below which said Alan J. Lane and John M. Bonino may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-8 of the Registrant, including specifically but not limited to, power and authority to sign for us in our named in the capacities indicated below, the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Alan J. Lane and John M. Bonino may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date
By:	/s/ Alan J. Lane	President, Chief Executive Officer and Director	October 12, 2021
	Alan J. Lane	(Principal Executive Officer)

By:	/s/ Antonio Martino	Chief Financial Officer	October 12, 2021
	Antonio Martino	(Principal Financial and Accounting Officer)

By:	/s/ Michael T. Lempres	Chairman of the Board of Directors	October 12, 2021
Michael T. Lempres

By:	/s/ Robert C. Campbell	Director	October 12, 2021
Robert C. Campbell

By:	/s/ Paul D. Colucci	Director	October 12, 2021
Paul D. Colucci

By:	/s/ Karen F. Brassfield	Director	October 12, 2021
Karen F. Brassfield

By:	/s/ Dennis S. Frank	Director	October 12, 2021
Dennis S. Frank

By:	/s/ Aanchal Gupta	Director	October 12, 2021
Aanchal Gupta

By:	/s/ Scott A. Reed	Director	October 12, 2021
Scott A. Reed

By:	/s/ Thomas C. Dircks	Director	October 12, 2021
Thomas C. Dircks

By:	/s/ Colleen Sullivan	Director	October 12, 2021
Colleen Sullivan